UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 31, 2007

American Basketball Association, Inc.
(Exact name of registrant as specified in its charter)

Utah	000-51464	87-0376691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9421 Holliday Road Indianapolis, Indiana 46260 (Address of principal executive offices)

(317) 844-7502
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At a special meeting of the board of directors of American Basketball Association, Inc. (the “Company”) held on January 31, 2007, a majority of the Company’s board of directors voted to remove Joseph Newman as its Chief Executive Officer.

On the same date, Joseph Newman delivered a notice and shareholder resolution (the “Resolution”) notifying Messrs. Thomas E. Doyle, John Salley and David Howitt that Mr. Newman and certain other shareholders of the Company holding a majority of the outstanding shares of the common stock of the Company were proposing to take action to remove them as directors of the Company and elect Mr. Paul Riley as a director of the Company.

As of the date hereof, a fully executed version of the Resolution attempting to remove Messrs. Doyle, Salley and Howitt has not been provided to the aforementioned directors. Further, the Company notes that such shareholder actions may only properly be effected after compliance with applicable federal securities laws mandating the filing and mailing of an information statement to the Company’s shareholders 20 days in advance of taking such action.

In connection with the removal of Mr. Newman as chief executive officer, the board of directors intends to establish a special committee to review all agreements executed by Mr. Newman on behalf of the Company to ensure that such agreements were properly authorized by the Company’s board of directors.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits.

99.1 Copy of press release of the Company dated February 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN BASKETBALL ASSOCIATION, INC.

By:	/s/Thomas E. Doyle
President

Date: February 5, 2007